Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES CLOSING OF

ACQUISITION OF NATURAL GAS MIDSTREAM BUSINESS

AND TEN PERCENT CASH DISTRIBUTION INCREASE

RADNOR, PA (Business Wire) March 3, 2005 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“Penn Virginia”, “PVR” or the “Partnership”) announced today that it has closed the previously announced acquisition of a natural gas gathering and processing business with assets in Oklahoma and Texas from Cantera Resources Holdings LLC, a portfolio company of Metalmark Capital LLC, for $191 million in cash plus usual closing adjustments. This transaction diversifies PVR by adding natural gas midstream operations to the Partnership’s existing coal and land management business, and is expected to generate approximately $25 to $28 million of incremental cash flow from operations during the first 12 months following closing.

The Partnership also announced that the Board of Directors of Penn Virginia Resource GP, LLC, general partner of PVR, has approved a $.0575 per unit, or 10.2 percent, increase in PVR’s quarterly cash distribution to $0.62 per common unit ($2.48 per unit on an annualized basis). The distribution will cover the period January 1 through March 31, 2005, and is payable May 13, 2005 to unitholders of record May 3, 2005.

As previously announced, with the closing of the acquisition, the Partnership now owns and operates a business, under the name PVR Midstream LLC, consisting of a set of midstream assets that include approximately 3,400 miles of gas gathering pipelines that supply three natural gas processing facilities having 160 million cubic feet per day (MMcfd) of total capacity. The assets derive revenues primarily from the sharing of sales proceeds of natural gas and natural gas liquids under contracts with natural gas producers and from fees charged for gathering and processing of natural gas and other related services. The assets are located in four geographic regions: the Oklahoma and Texas Panhandles, north central Oklahoma, north central Texas and the Arkoma basin. In total, the assets are currently gathering volumes of approximately 135 MMcfd, and the gas plants are processing approximately 110 MMcfd and producing approximately 9,200 barrels per day of natural gas liquids. Most of Cantera’s operating, commercial and support personnel remained with Penn Virginia after closing. Upon closing, the Partnership will award to approximately 15 of these individuals an aggregate of 4,850 units.

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P. said, “We are pleased to announce the closing of this acquisition, which we believe is an important strategic development for the Partnership, providing an entry into the natural gas midstream business and establishing a platform for future growth. The acquisition is expected to be immediately accretive to our unitholders in terms of net income and distributable cash flow. We are also especially pleased to announce that, based on the continued strength of our coal land management business and the expected cash flow accretion related to the acquisition, we are increasing PVR’s quarterly distributions to unitholders by 10 percent.”

Concurrent with the closing of the acquisition, the Partnership completed an expanded five-year credit facility led by PNC Capital Markets and RBC Capital Markets, consisting of a $150 million revolving credit facility and a $110 million term loan. PVR used the term loan and a portion of the revolving credit facility to fund the acquisition.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. With the acquisition of Cantera, PVR is now active in the natural gas gathering and processing sector of the energy industry. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

In September 2004, Morgan Stanley Capital Partners private equity funds, a part of Morgan Stanley Private Equity, completed an agreement with Metalmark Capital LLC, an independent private equity firm established by the former principals of Morgan Stanley Capital Partners, to manage the existing Morgan Stanley Capital Partners funds on a sub advisory basis.

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: whether or not the Cantera transaction will be cash flow accretive; integrating and managing the newly acquired midstream business with the Partnership’s existing coal land management business; competition from other providers of natural gas gathering and processing services; potential equipment malfunction and repair delays; the legislative or regulatory environment; and nonperformance by major customers or suppliers.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.